Exhibit 10.2

Contact: William Barth
BSD MEDICAL CORPORATION	Telephone: (801) 972-5555
2188 West 2200 South	Facsimile: (801) 972-5930
Salt Lake City, Utah 84119-1326	Email: investor@bsdmc.com
NASDAQ:BSDM

For Immediate Release

BSD Medical Board of Directors Announces CEO Succession Plan

SALT LAKE CITY—April 29, 2014 — BSD Medical Corporation (NASDAQ:BSDM) (Company or BSD) (www.BSDMedical.com), a leading provider of medical systems that utilize heat therapy to treat cancer, today announced that the Company’s CEO Harold R. (Butch) Wolcott will relinquish his position as President and Chief Executive Officer upon the hiring of a qualified successor.

Mr. Wolcott and the Company’s Board of Directors have entered into a formal agreement whereby Mr. Wolcott will continue as CEO until his successor is hired and remain in his capacity as a member of the Board thereafter.  The Board of Directors has appointed a Search Committee that will identify and hire a qualified successor to lead the next phase of the Company’s growth and development. Mr. Wolcott will be a member of that Committee.

“We are pleased that Butch Wolcott will continue to serve on our Board following what we expect to be a seamless transition to a new CEO,” said BSD Chairman Timothy C. McQuay. “Our Board, including Butch, carefully considered this succession plan.  We have designed it with the intended goals of preserving and enhancing our shareholder value, while sustaining BSD’s key relationships with our employees, our worldwide distribution network and our partners in the financial markets.”

“Butch is a very important and valuable asset to BSD. We are grateful for the many accomplishments the Company has achieved during his more than five years as CEO,” added Mr. McQuay. “This change comes at a time when the Company is clearly headed in a positive direction. Our financial performance is improving as evidenced by two consecutive quarters of more than 100% year-over-year revenue growth and reduced losses. BSD has products that align with today’s healthcare environment, which requires better outcomes at reduced costs, and is benefiting from increasing sales momentum, particularly through its partnership with Terumo Europe NV for the MicroThermX® product line.”

About BSD Medical Corporation
BSD Medical Corporation develops, manufactures, markets and services systems to treat cancer and benign diseases using heat therapy, which is delivered using focused radiofrequency (RF) and microwave energy.  BSD’s product lines include both hyperthermia and ablation treatment systems.  BSD’s hyperthermia cancer treatment systems, which have been in use for several years in the United States, Europe and Asia, are used to treat certain tumors with heat (hyperthermia) while increasing the effectiveness of other therapies such as radiation therapy.  BSD’s microwave ablation system has been developed as a stand-alone therapy to employ precision-guided microwave energy to ablate (destroy) soft tissue.  The Company has developed extensive intellectual property, multiple products in the market and established distribution in the United States, Europe and Asia.  Certain of the Company’s products have received regulatory approvals and clearances in the United States, Europe and China.  For further information visit BSD Medical's website at www.BSDMedical.com.

###
This press release may be deemed to contain forward-looking statements, which are subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results due to a variety of factors, including, among other things, the ability of the Company to hire a new CEO and other risk factors set forth in the Company’s most recent reports on Form 10-K and Form 10-Q. Any forward-looking statements in this release are based on limited information currently available to the Company, which is subject to change, and the Company will not necessarily update the information.